Exhibit 3.36

CERTIFICATE OF AMENDMENT

TO CERTIFICATE OF INCORPORATION

OF

METRO AMBULATORY SURGERY CENTER, INC.

Pursuant to Section 242 of the Delaware General Corporation Law (the “DGCL”), the undersigned corporation hereby adopts the following Certificate of Amendment to its Certificate of Incorporation:

1. The name of the corporation is Metro Ambulatory Surgery Center, Inc.

2. The amendment adopted is as follows:

Article I shall be deleted and replaced in its entirety with the following:

“The name of the corporation (“Corporation”) is IASIS Port Arthur ASC, Inc.”

3. The amendment was duly adopted on July 25, 2007 by the Board of Directors of the Corporation pursuant to an action on written consent in accordance with Section 242 of the DGCL. The amendment was duly adopted by the sole stockholder of the corporation on July    , 2007 in accordance with Section 228 of the DGCL.

Dated as of July 25, 2007.

METRO AMBULATORY SURGERY
CENTER, INC.

By:	/s/ Karen H. Abbott
Name:	Karen H. Abbott
Title:	Assistant Secretary